Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

June 30, 2015

The balances in the sub-accounts on deposit with the trustee as of the above date were:

table

	Series 2003-1	Series 2004-1
General Sub-Account	$ 22,055,683.00	$ 12,355,753.00
Capital Sub-Account	$ 4,019,259.73	$ 6,349,052.37
Overcollateralization Sub-Account	$ 2,005,765.08	$ 2,622,687.63
Reserve Sub-Account	$ 0.00	$ 0.00

REP Deposit Account*	$ 5,340,167.24

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*   REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.